Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF
LANDEC CORPORATION AND LIFECORE BIOMEDICAL, INC.

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Landec Corporation and Lifecore Biomedical, Inc. (“Lifecore”) after giving effect to Landec’s acquisition of Lifecore on April 30, 2010, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of February 28, 2010 is presented as if the acquisition of Lifecore had occurred on February 28, 2010.

The unaudited pro forma condensed combined statements of operations for the nine months ended February 28, 2010, and fiscal year ended May 31, 2009, are presented as if the Lifecore acquisition had occurred on May 26, 2008 and were carried forward through each of the aforementioned respective periods.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates and assumptions. These preliminary estimates and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the net tangible assets and intangible assets. Any change could result in material variances between our future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended May 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended February 28, 2010, the historical financial statements of Lifecore Biomedical, LLC for the year ended December 31, 2009 included as Exhibit 99.1, and other information pertaining to us and Lifecore contained in this Form 8-K/A.

LANDEC CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
February 28, 2010
(in thousands)

	Historical
	February 28, 2010		Pro Forma		Pro Forma
	Landec Corporation	Lifecore Biomedical, Inc.	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$6,339	$8,558	$12,000	A	$26,897
Marketable securities	63,282	—	(40,000)	B	23,282
Accounts receivables, net	14,463	3,146	—		17,609
Accounts receivable, related party	195	—	—		195
Inventories, net	6,588	7,644	285	C	14,517
Notes and advances receivable	375	—	—		375
Deferred taxes	1,835	84	527	P	2,446
Prepaid expenses and other current assets	2,378	587	—		2,965

Total current assets	95,455	20,019	(27,188)		88,286

Property and equipment, net	24,097	23,176	1,324	D	48,597
Goodwill	27,361	—	13,361	E	40,722
Trademarks	8,228	1,808	2,392	F	12,428
Other intangible assets	—	1,783	1,917	F	3,700
Other assets	4,431	—	—		4,431

Total assets	$159,572	$46,786	$(8,194)		$198,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,246	$856	$—		$12,102
Related party payables	115	—	—		115
Income taxes payable	84	—	—		84
Accrued compensation	1,319	675	—		1,994
Other accrued liabilities	1,773	595	—		2,368
Deferred revenue	4,128	—	—		4,128
Current portion of long-term debt	—	327	4,000	G	4,327

Total current liabilities	18,665	2,453	4,000		25,118

Deferred revenue	1,500	—	—		1,500
Long-term debt	—	3,666	16,000	G	19,666
Deferred taxes	5,611	46	2,427	P	8,084
Other long-term liabilities	—	—	10,000	H	10,000

Total liabilities	25,776	6,165	32,427		64,368

Stockholders’ equity:
Common stock	26	—	—		26
Additional paid-in-capital	117,410	40,621	(40,621)	I	117,410
Retained earnings	14,674	—	—		14,674
Accumulated other comprehensive income	94	—	—		94
Total stockholders’ equity	132,204	40,621	(40,621)		132,204
Noncontrolling interest	1,592	—	—		1,592
Total equity	133,796	40,621	(40,621)		133,796

Total liabilities and stockholders’ equity	$159,572	$46,786	$ (8,194)		$198,164

See accompanying notes to unaudited pro forma condensed combined financial statements.

LANDEC CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended February 28, 2010
(in thousands, except per share amounts)

	Historical
	Nine months ended February 28, 2010		Pro Forma		Pro Forma
	Landec Corporation	Lifecore Biomedical, Inc.	Adjustments		Combined
Revenues:
Product sales	$172,694	$16,677	$—		$189,371
Service revenue, related party	2,800	—	—		2,800
License fees	4,050	—	—		4,050
Research, development and royalty revenues	464	—	—		464
Total revenues	180,008	16,677	—		196,685

Cost of revenue:
Cost of product sales	151,067	9,443	(531)	J,N	159,979
Cost of product sales, related party	2,192	—	—		2,192
Cost of service revenue	2,335	—	—		2,335
Total cost of revenue	155,594	9,443	(531)		164,506

Gross profit	24,414	7,234	531		32,179

Operating expenses:
Research and development	2,880	3,448	(37)	N	6,291
Selling, general and administrative	13,138	3,720	(14)	K,N	16,844
Total operating expenses	16,018	7,168	(51)		23,135

Operating income	8,396	66	582		9,044

Interest income	696	55	—		751
Interest expense	(8)	(155)	(594)	L	(757)
Net income (loss) before taxes	9,084	(34)	(12)		9,038
Income tax expense	(3,249)	61	4	M	(3,184)
Consolidated net income	5,835	27	(8)		5,854
Noncontrolling interest	(383)	—	—		(383)
Net income applicable to Common Stockholders	$5,452	$27	$(8)		$5,471

Basic net income per share	$0.21				$0.21
Diluted net income per share	$0.20				$0.21

Shares used in per share computation:
Basic	26,357				26,357
Diluted	26,644				26,644

See accompanying notes to unaudited pro forma condensed combined financial statements.

LANDEC CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Fiscal Year Ended May 31, 2009
(in thousands, except per share amounts)

	Historical
	Fiscal Year ended May 31, 2009		Pro Forma		Pro Forma
	Landec Corporation	Lifecore Biomedical, Inc.	Adjustments		Combined
Revenues:
Product sales	$224,404	$22,889	$—		$247,293
Service revenue, related party	4,145	—	—		4,145
License fees	6,000	—	—		6,000
Research, development and royalty revenues	1,389	—	—		1,389
Total revenues	235,938	22,889	—		258,827

Cost of revenue:
Cost of product sales	195,180	10,671	(949)	J,N	204,902
Cost of product sales, related party	3,189	—	—		3,189
Cost of service revenue	3,289	—	—		3,289
Total cost of revenue	201,658	10,671	(949)		211,380

Gross profit	34,280	12,218	949		47,447

Operating expenses:
Research and development	3,665	5,211	(8)	N	8,868
Selling, general and administrative	18,017	5,984	(20)	K,N	23,981
Total operating expenses	21,682	11,195	(28)		32,849

Operating income	12,598	1,023	977		14,598

Interest income	1,306	401	—		1,707
Interest expense	(8)	(147)	(770)	L	(925)
Net income before taxes	13,896	1,277	207		15,380
Income tax expense	(5,611)	(469)	(87)	O	(6,167)
Consolidated net income	8,285	808	120		9,213
Noncontrolling interest	(555)	—	—		(555)
Net income applicable to Common Stockholders	$7,730	$808	$120		$8,658

Basic net income per share	$0.30				$0.33
Diluted net income per share	$0.29				$0.32

Shares used in per share computation:
Basic	26,202				26,202
Diluted	26,751				26,751

See accompanying notes to unaudited pro forma condensed combined financial statements.

LANDEC CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.  BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of February 28, 2010, and the unaudited pro forma condensed combined statements of operations for the nine months ended February 28, 2010, and for the fiscal year ended May 31, 2009, are based on the historical financial statements of Landec Corporation and those of Lifecore Biomedical, Inc. after giving effect to the Lifecore acquisition on April 30, 2010 (“Closing Date”) and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

We account for business combinations pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations. In accordance with ASC 805, we recognize separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value, and the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed.

We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the net tangible assets, intangible assets and resultant goodwill. In particular, the final valuations of identifiable intangible and net tangible assets may change significantly from our preliminary estimates. These changes could result in material variances between our future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

Accounting Periods Presented

The unaudited pro forma condensed combined balance sheet as of February 28, 2010 is presented as if the Lifecore acquisition had occurred on February 28, 2010.

The unaudited pro forma condensed combined statements of operations for the nine months ended February 28, 2010, and year ended May 31, 2009, are presented as if the Lifecore acquisition had occurred on May 26, 2008.  Since Lifecore’s fiscal year end of December 31, 2009 differs from Landec’s fiscal year end of May 31, 2009, Lifecore’s results have been presented as if its fiscal year end was May 31, 2009.

2.  PURCHASE PRICE ALLOCATION

The total consideration paid by Landec to the Lifecore shareholder at closing for all of the outstanding securities of Lifecore consisted of $40.0 million in cash, of which $6.6 million was placed in an escrow account, half of which will be held until April 30, 2011 and the other half until April 30, 2012 to secure the indemnification rights of Landec and other indemnities with respect to certain matters, including breaches of representations, warranties and covenants of Lifecore included in the Stock Purchase Agreement (the “Agreement”). In addition, Landec assumed $4.0 million of debt.  Landec may also be required to pay up to an additional $10.0 million in earn out payments based on Lifecore achieving certain revenue targets during calendar years 2011 and 2012.

In accordance with ASC Topic 805, the contingent payment obligations are included in the purchase price allocation and are recorded as a long-term liability at estimated fair value on the Closing Date. The estimated fair value of this long-term liability is based on management’s assessment of whether, as of the Closing Date, the specified financial targets would be achieved, and of the present value factors associated with the timing of the milestone achievement.  Based on management’s assumption that all milestones will be met, and due to the short-term nature of the performance period, the contractual amount of contingent consideration due to the seller approximates its fair value.

In accordance with ASC Topic 805, management will remeasure the fair value of the contingent payment obligations at each reporting period, with any changes in fair value being recorded in the current period’s Consolidated Statement of Operations.

For purposes of presentation in the unaudited pro forma condensed combined financial information, the estimated purchase price for Lifecore is $50.0 million, as follows (in thousands):

(in thousands)
Payment to Lifecore shareholder	$40,000
Acquisition-related contingent consideration	10,000

Total consideration transferred	$50,000

Preliminary Allocation of Consideration Transferred

Under the purchase method of accounting, the identifiable assets acquired, and liabilities assumed were recognized and measured as of the acquisition date based on their estimated fair values as of the Closing Date. The excess of the acquisition date fair value of consideration transferred over estimated fair value of the net tangible assets and intangible assets was recorded as goodwill.

The following table summarizes the estimated fair values of the assets and liabilities assumed at the acquisition date. Estimates of deferred tax assets both current and non-current are subject to change, pending the finalization of certain tax returns.

(in thousands)
Cash and cash equivalents	$318
Accounts receivable, net	1,582
Inventories, net	8,891
Property and equipment	24,614
Other tangible assets	1,309
Intangible assets	7,900
Total identifiable assets acquired	44,614

Accounts payable and other liabilities	(2,705)
Long-term debt	(3,965)
Deferred taxes	(2,473)
Total liabilities assumed	(9,143)
Net identifiable assets acquired	35,471
Goodwill	14,529
Net assets acquired	$50,000

Intangible Assets

In our determination of the fair value of the intangible assets we considered, among other factors, the best use of acquired assets, analyses of historical financial performance and estimates of future financial performance of Lifecore. The fair values of identified intangible assets were calculated using an income approach and estimates and assumptions provided by Lifecore’s and our management. The rates utilized to discount net cash flows to their present values were based on weighted average cost of capital ranging from 20% to 25%. This discount rate was determined after consideration of the rate of return on debt capital and equity that typical investors would require in an investment in companies similar in size and operating in similar markets as Lifecore. The following table sets forth the components of identified intangible assets associated with the Lifecore acquisition and their estimated useful lives:

(in thousands)	Useful life	Fair Value
Customer contracts	12 years	3,700
Trade Name	Indefinite	4,200
Total intangible assets		$7,900

In accordance with generally accepted accounting principles, we determined the useful life of intangible assets based on the expected future cash flows associated with the respective asset.  There were no in-process research and development assets as of the acquisition date.  Customer relationships and service agreements represent the underlying relationships and agreements with Lifecore’s installed customer base.  Trademarks represent the fair value of the brand and name recognition associated with the marketing of Lifecore’s products and services.  Amortization expense for customer relationships is included in operating expenses.

Goodwill

Of the total estimated purchase price, approximately $14.5 million was allocated to goodwill.  Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.  In accordance with ASC Topic 805, goodwill resulting from business combinations is tested for impairment at least annually (more frequently if certain indicators are present).  In the event that management determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.  None of the goodwill is expected to be deductible for income tax purposes.

Debt

On April 30, 2010 in conjunction with the acquisition, Lifecore entered into with Wells Fargo Bank N.A. (“Wells Fargo”) a new $20 million Credit Agreement that has a five year term with equal monthly principal payments plus interest at a fixed rate of 4.24%.  The Credit Agreement contains certain restrictive covenants, which require Lifecore to meet certain financial tests, including minimum levels of net income, minimum quick ratio, minimum fixed coverage ratio and maximum capital expenditures.  Landec has pledged all of the assets of Lifecore to secure the Credit Agreement.  Landec is a guarantor of the debt.

On May 4, 2010, we entered into interest rate swap agreements that have the economic effect of modifying the variable interest obligations associated with the $20 million facility so that the interest payable on these notes effectively became fixed.

Pre-Acquisition Contingencies

We have evaluated and continue to evaluate pre-acquisition contingencies related to Lifecore that existed as of the acquisition date.  If these pre-acquisition contingencies that existed as of the acquisition date become probable in nature and estimable during the remainder of the measurement period, amounts recorded for such matters will be made in the measurement period and, subsequent to the measurement period, in our results of operations.

3.  PRO FORMA FINANCIAL STATEMENT ADJUSTMENTS

Pro forma adjustments giving effect to the acquisition which were based on Lifecore’s February 28, 2010 balances and the related financing in the unaudited pro forma condensed combined financial statements are as follows:

A.	To record the proceeds from the credit facility of $20.0 million less the cash retained by the seller of $8.0 million.

B.	To record cash paid for Lifecore common stock of $40.0 million.

C.
To record the difference between (1) the fair value of Lifecore’s inventories purchased as part of the acquisition at estimated selling prices less the sum of costs of selling and a reasonable profit margin for the sales effort (“inventory step up”) and (2) the amount of the inventory step up on the books of Lifecore as of February 28, 2010 from its previous purchase in March 2008.

D.	To record the difference between the historical carrying value and the preliminary fair value of Lifecore’s property and equipment.

E.	To record preliminary estimated goodwill for the Lifecore acquisition.

F.	To record the difference between the historical carrying value and the preliminary fair value of Lifecore’s trademarks and other intangibles.

G.	To record the current and non-current portion of long-term debt entered into on the Closing Date.

H.	To record the estimated contingent consideration to be paid to the former shareholder of Lifecore upon certain performance targets being met.

I.	To eliminate Lifecore’s historical stockholders’ equity.

J.
To record the difference between (1) the amount of Lifecore’s cost of product sales associated with the writedown of the inventory step up to fair value from a previous purchase of Lifecore and (2) the amount of Lifecore’s cost of product sales associated with the inventory step up from Landec’s acquisition of Lifecore.  The difference was $305,000 for the twelve months ended May 31, 2009 and $79,000 for the nine months ended February 28, 2010.

K.	To record the difference between (1) the previous intangible amortization expense for Lifecore and (2) the new intangible amortization expense for Lifecore.

L.
To record the interest expense on the $20 million long-term debt which has a fixed interest rate of 4.24% that was entered into on the Closing Date as if it occurred at the beginning of the period presented.

M.
To record the pro forma income tax impact at Landec’s effective tax rate of 37% for the period presented. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Landec and Lifecore filed consolidated income tax returns during the periods presented.

N.
To record the impact on depreciation as if the acquisition and related fair value adjustments to the historical carrying amounts of Lifecore property and equipment had occurred at the beginning of the periods presented

O.
To record the pro forma income tax impact at Landec’s effective tax rate of 42% for the period presented. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Landec and Lifecore filed consolidated income tax returns during the periods presented.

P.	To record the change in deferred tax assets and deferred tax liabilities resulting from the acquisition.